Exhibit 10.3

FIRST PLACE FINANCIAL CORP.

2004 INCENTIVE PLAN

STOCK AWARD AGREEMENT

Name of Recipient:	___________

Total Stock Award:	___________

Term of Stock Award And Vesting Schedule:

This Stock Award shall vest as follows: 20% of the shares vest on _______________, and 20% shall vest on each succeeding ________for four years. The Stock Award may be earned by the Recipient only while serving as an employee, director, director emeritus or consultant of or to First Place Financial Corp. (the “Company”) or First Place Bank (the “Bank”).

Date of Grant:	___________

Distribution:	Shares of Common Stock subject to the Stock Award, plus any dividends and earning on such shares, will be distributed as soon as practicable upon vesting.

Effect of Termination of Service because of:

(a) Death or Disability	All unvested shares subject to this Stock Award vest immediately upon such termination of service.

(b) Cause	All unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

(c) Other reasons	Unless otherwise determined by the Committee, all unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

Voting:	The Trustee shall vote all shares subject to this Stock Award that have been granted, but have not yet been earned and distributed, taking into account the best interests of the recipients of Stock Awards.

Non-Transferability:	The Recipient of this Stock Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to this Stock Award until full vesting of such shares has occurred.

Stock Awards are not transferable other than by will, the laws of intestate succession, or pursuant to a qualified domestic relations order.

In the event the Recipient is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Committee must give written consent to permit the shares subject to this Stock Award Agreement to be sold or otherwise disposed of within (6) months following the Date of Grant of this Stock Award.

Designation of Beneficiary:	A Beneficiary may be designated in writing to receive, in the event of death, any award to which the Recipient would be entitled pursuant to the Plan under the Stock Award Agreement.

Confidential Information, Nondisclosure:

As an employee of First Place Financial Corp., First Place Bank, or any of their current or future affiliates, (collectively “First Place”), Recipient has, and will have, access to and knowledge of trade secrets and confidential business information of First Place and/or the customers of First Place (collectively the “Confidential Information”). At all times during and after the term of his employment with First Place, Recipient will keep Confidential Information in strict confidence, and will not at any time, directly or indirectly, disclose Confidential Information to any other entity or individual and will not use such information for any purpose other than performance of Recipient’s duties with First Place. Confidential Information means all information disclosed to or known by the Recipient as a consequence of or through his employment with First Place, which (i) has not been made generally available to the public, and is useful or of value to the current or anticipated business of First Place; or (ii) has been identified to the Recipient as confidential, either orally or in writing. Confidential Information includes without limitation computer software and programs; marketing, manufacturing, or organizational research and development; business plans; sales forecasts; identities, competence, abilities, and compensation of other employees of First Place; pricing, cost, and financial information; current and prospective customer and supplier lists and information about customers, suppliers, or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of equipment or property. Confidential Information shall not include information which is in or hereafter enters the public domain through no fault of the

Recipient, or is disclosed by a third party having the legal right to use and disclose the information. If the Recipient is required by legal process to disclose any Confidential Information, the Recipient will provide First Place with prompt written notice of any such request or requirement so that First Place may seek a protective order or other appropriate remedy or waive compliance with this paragraph.

Nonsolicitation:	During his employment and for a period of one (1) year thereafter, Recipient will not, directly or indirectly, either himself or through another person or entity: (i) solicit, induce, or cause any employee of First Place to leave the employment of First Place and/or become employed directly or indirectly by the Recipient or by any other person or entity who or which competes directly or indirectly with any portion of the business of First Place, (“employed” shall include without limitation service directly or indirectly as an owner, manager, operator, employee, independent contractor, agent, shareholder, or consultant); (ii) solicit, divert, entice, take away, or attempt to solicit, divert, entice, or take away, any customer or business of First Place for the sale of any product or service that competes with a product or service offered by First Place; or (iii) solicit, divert, entice, take away, or attempt to solicit, divert, entice, or take away any potential customer identified, selected, or targeted by First Place with whom the recipient has had contact, involvement, or responsibility during his employment with First Place for the sale of any product or service that competes with a product or service offered by First Place.

Remedy for Breach:	In the event of breach by the Recipient of any of the Recipient’s obligations under this Agreement, First Place may pursue any or all of the following remedies in addition to all other remedies available in law or equity: (i) First Place may cancel any or all rights that have otherwise accrued under the Plan or this Agreement whether or not vested; (ii) First Place may institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain further monetary damages for any breach of the subject provisions; and (iii) First Place may enforce the specific performance of any of the covenants contained in this agreement by injunction, including without limitation temporary and permanent injunctions or temporary restraining orders. The Recipient shall indemnify, defend, and hold First Place harmless in regard to all fees, expenses, court cost, arbitration cost, mediation cost, or other cost of litigation, provided that the litigation was brought in good faith.

Modification:	This Stock Award Agreement may be amended, prospectively, or retroactively, only by written agreement signed by all parties.

No Waiver:	Failure by First Place to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of First Place subsequently to enforce every provision.

Severability:	In the event any provision in this Agreement is held to be invalid, the Agreement shall be interpreted as if that provision was not contained in the Agreement; and the remaining provisions shall continue in full force and effect.

This Stock Award Agreement is subject to the terms and conditions of the First Place Financial Corp. 2004 Incentive Plan (the “Plan”). Neither the Plan nor this Stock Award Agreement create any right on the part of any employee to continue in the employ of First Place Bank, First Place Financial Corp. or any Affiliates thereof. All capitalized terms herein shall have the same meaning as those contained in the Plan. The Recipient acknowledges receipt of the Plan, the portions of the First Place Financial Corp. proxy statement outlining terms of the Plan, and First Place’s most recent annual report to shareholders, which was filed with the Securities and Exchange Commission (“SEC”). First Place Financial Corp will provide the Recipient with any past or currently filed SEC document upon request.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, with respect to the Plan and this Stock Award Agreement are final and conclusive.

IN WITNESS WHEREOF, First Place Financial Corp. has caused this Stock Award Agreement to be executed and the Recipient has hereunto set his hand, on

____________________________.
(DATE)

FIRST PLACE FINANCIAL CORP.
Board of Directors

By:

ATTEST:	RECIPIENT:

I hereby designate as my Beneficiary under terms of the Plan the following person(s) in the designated portions:

Name	O= Option S = Stock Award	Percentage	Relationship	Address

Contingent Beneficiary[3]

[3]	In the event one or more of the primary beneficiaries predeceases the Recipient

Date:	Signed:

Witness: